SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 26, 2004

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-16217	33-0041789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification no.)

14315 West Hardy Road, Houston, Texas 77060

(Address of principal executive offices)

(281) 847-0029

(Registrant’s telephone number, including area code)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On January 29, 2004, Mann Frankfort Stein & Lipp CPAs, LLP (“Mann Frankfort”), notified the Registrant that it was resigning as the Registrant’s principal accountant for the fiscal year ended December 31, 2003, as a result of the resignation of Henry W. Sullivan, the Registrant’s Chief Executive Officer, President and Director. On February 5, 2004, the Registrant engaged Ham, Langston & Brezina, LLP to audit the financial statements for the year ended December 31, 2003 and subsequent periods.

The report issued by Mann Frankfort with respect to the Registrant’s financial statements for the year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

The report issued by BDO Seidman, LLP (“BDO”), the Registrant’s previous auditors, on the Registrant’s financial statements for the year ended December 31, 2001 did not include an adverse opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2001, there were no disagreements with BDO, and during the fiscal year ended December 31, 2002 and through January 29, 2004, there were no disagreements with Mann Frankfort on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Mann Frankfort would have caused them to make reference to the subject matter of the disagreement in connection with their report.

The Registrant has authorized Mann Frankfort to respond fully, without limitation, to all inquiries of a successor accountant.

The Registrant provided to Mann Frankfort a copy of the disclosures set forth above. Mann Frankfort’s letter regarding these disclosures is attached as Exhibit 16 to this report.

ITEM 5. OTHER EVENTS

The Registrant has issued a press release on February 5, 2004 disclosing the completion of its $14 million debt financing transaction arranged by Sponsor Investments, LLC as described in its Form 10-QSB for the quarter ended September 30, 2003 and certain changes in the board of directors and executive officers of the Registrant. That press release is attached as Exhibit 99 to this Form 8-K

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

16	— Letter of Mann Frankfort regarding change in certifying accountant.

99	— Press release of Registrant dated February 5, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

/s/ Kevin C. Maddox

Kevin C. Maddox, President and CEO

Dated: February 5, 2004